Exhibit 99.1

Ozop Energy Solutions, Inc. Executes Agent Agreement

Ozop Plus to Market and White Label Royal Administration Services Inc.’s

Vehicle Service Contracts for Electric Vehicles

Warwick, NY, August 9, 2022 (GLOBE NEWSWIRE) - - Ozop Energy Solutions. Inc. (OZSC), is pleased to announce that it has entered into an Agent Agreement with Royal Administration Services, Inc. (“Royal”). Under the agreement, OZOP Energy Solutions, Inc. (Ozop) will market Royal’s electric vehicle (EV) vehicle service contract (VSC). Royal has agreed to allow Ozop Plus on any VSC’s we have acted as the agent, to assume all of the risk related to the electric battery at an agreed upon premium. The battery premium is dependent on the consumer’s selection of the duration of the VSC, the miles selected for coverage and the type of vehicle that the consumer has purchased, with a key component being the kWh size of the battery. Royal has further agreed to cede to Ozop Plus the battery portion of the premium on any VSC they market through their own distribution channels. These VSC’s have a maximum of 10 years and 150,000 miles and cover new and used cars from model year 2017 and newer.

Brian Conway, the Company’s CEO stated “We are very excited to be able to partner with Royal in creating what we both believe is a best-in-class VSC. With the available high limits in both years and miles as well as the comprehensive coverages of the VSC, it brings “peace of mind” to any EV buyer. This is the next step in our commitment in making Ozop Plus the premier provider for EV insurance products.”

Richard McCabe, President of Royal stated “My team at Royal has had a great experience working with Ozop Plus. Our EV VSC terms and conditions as well as the premium pricing has been approved by our carrier Rated A+ by A.M Best. Next week we will begin the filing process in all 50 states, 30 plus of which are effective upon filing, and the others have various waiting times or approvals needed. We are anxious to bring the market this VSC for new and used electric vehicles that provide exceptional protection against repair costs, which could be quite high related to the battery, while increasing dealer value on each and every sale.”

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a majority owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures.

https://twitter.com/OzopEnergy

https://www.facebook.com/OzopEnergy/

About Royal Administration Services, Inc.

Royal Administration Services, Inc. is a provider and administrator of vehicle service contracts. The business’ products include automobile warranty plans, automobile warranty service, and automobile warranty service insurance. Royal has been in business for over 35 years, has written in excess of two million policies and has paid over $2 billion in claims.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC
845-397-2956
www.thewaypointrefinery.com